Exhibit 99.1

SKYX Reports Second Quarter 2023 Financial Results With $15 Million in Sales Reflecting a Partial Quarter Including Sales of its Safe Plug & Play Products

Sequentially Reducing Net Cash Used in Operating Activities to $2.5 Million

MIAMI, FL – August 09, 2023 – (NASDAQ: SKYX) (d/b/a “Sky Technologies”), a highly disruptive platform technology company with over 60 pending and issued patents globally with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the second quarter ended June 30, 2023.

Second Quarter 2023 and Subsequent Operational Highlights

●	Generated $15 million in revenue in the second quarter of 2023, reflecting a partial quarter of sales, including commencement of sales of its smart and standard plug & play products.

●	Sequentially reducing net cash used in operating activities to $2.5 million in the quarter.

●	Cash, cash equivalents, restricted cash, and investments available for sale totaled $23.7 million as of June 30, 2023, as compared to $16.8 million as of December 31, 2022.

●	Appointed several strategic advisors, including:

○	Khadija Mustafa, former Microsoft AI and global business leader, as a Senior Tech, AI and Global Business Advisor.

○	Eric Jacobson, former President, and CEO of The American Lighting Association (ALA), as a Senior Product Standardization Advisor.

○	Al Weiss, former President of Worldwide Operations at Walt Disney Parks, Resorts and Cruises, as a Senior Business Development Advisor.

●	Joined the broad-market Russell 2000® and Russell 3000® Indexes at the conclusion of the 2023 Russell Indexes annual reconstitution.

●	Successfully acquired Belami E-commerce, a profitable conglomerate with 64 websites for lighting and home décor. The acquisition was primarily funded using the Company’s stock, while the cash portion was funded by two major SKYX investors.

●	The E-commerce acquisition is expected to enhance Company’s cash-flows, speed up time to market for SkyX ceiling safe plug & play smart and standard products, as well as expand distribution across professional and retail segments while concurrently serving as a marketing and education platform.

Safety Standardization Highlights

The Company is eligible to apply for a building safety standardization requirement with the National Electrical Code (NEC) for its ceiling outlet receptacle and is expected to file its application within the next few weeks.

Management believes that after over 12 years of its standardization process including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturing Association), it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings. In the past 12 years the company’s product was voted into 10 segments in of the NEC Code Book. Voting decisions are at the discretion of the NEC voting members.

The Company’s code team is led by Mark Earley – former head of the National Electrical Code (NEC) and former Chief Electrical Engineer of the National Fire Protection Association (NFPA) – as well as Eric Jacobson, former President and CEO of The American Lighting Association (ALA).

Second Quarter 2023 Financial Results

Revenue in the second quarter of 2023 increased to $15.0 million in sales that include E-commerce sales as well as our smart and standard plug and play products, reflecting partial quarter of approximately 60 days of sales.

Gross profit in the second quarter of 2023 increased to $4.7 million, or 31.3% of revenue. Gross profit was positively impacted by a partial quarter of gross profit from the aforementioned acquisition of Belami E-commerce.

Cash, cash equivalents, restricted cash, and investments available for sale totaled $23.7 million as of June 30, 2023, as compared to $16.8 million as of December 31, 2022.

Cash used in operating activities for the three months ended June 30, 2023, totaled $2.5 million, as compared to $2.8 million in the same year-ago period.

Company’s current liabilities include a 2024 non-cash payment of $5.6 million payable in shares to the Belami shareholders as part of the acquisition consideration.

Operating expenses in the second quarter 2023 included $8.2 million in non-cash share-based payments and depreciation and amortization, $2.2 million of which were to new employees following the Belami acquisition, in addition to $5.0 million in cash for Belami SG&A and $3.7 million for SKYX SG&A totaling $17.0 million, as compared to SKYX $4.6 million (including $2.4 million of non-cash shared-based payments) in the second quarter of 2022. The increase in operating expenses were primarily driven by the acquisition of Belami, offset by the improved operating expenses of SKYX.

Net loss in the second quarter of 2023 included $8.7 million in non-cash share-based payments and depreciation and amortization, and $3.6 million in cash totaling $12.3 million, or $(0.14) per share, as compared to a loss of $4.6 million (including $2.4 million of non-cash shared-based payments), or $(0.06) per share, in the second quarter of 2022. The increase in operating expenses were primarily driven by the acquisition of Belami, offset by the improved operating expenses of SKYX.

Management Commentary

The second quarter of 2023 was highlighted by our first significant revenues that include sales and rollout of our ceiling smart and standard plug and play products that are now on 16 US and Canada leading websites. Despite being a partial quarter, it showed what we believe a promising cadence of sales with a robust gross margin profile, notably reducing the cash burn of SkyX on a sequential basis.

In addition to the acceleration of marketing, distribution channels, and sales to both professional and retail segments, the websites are expected to provide additional cash-flow to the Company, which, when combined with our existing cash, should be sufficient for at least 18 months of operations.

We are encouraged by our commercial journey’s momentum, paving the way for our standardization efforts.

The 16 leading websites that include Company’s ceiling smart and standard plug and play products are 1stoplighting.com, Lightingdesignexperts.com, Canadalightingexperts.com, Americanlightingstore.com, Homeclick.com, and Lunawarehouse.com among others. The websites include banners, videos and educational materials regarding the simplicity, cost savings, time saving and lifesaving aspects of the of the Company’s patented technologies.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard.

SKYX Platforms Corp. (NASDAQ:SKYX) has a series of highly disruptive advanced-safe-smart platform technologies, with over 60 U.S. and global patents and patent pending applications. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at SKYXPlatforms.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. Such forward-looking statements include any statements regarding SKYX’s products becoming a new standard. There can be no assurance that any of the Company’s current or future products or technologies will gain market acceptance or that they will be adopted by any state, country, or municipality, within any specific timeframe or at all. Our estimates of the addressable market for our products may prove to be incorrect. The projected demand for our products could materially differ from actual demand. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its smart products and technologies, including commencement of sales, the Company’s efforts and ability to drive the adoption of Sky’s Smart Platforms into homes, buildings, cruise ships and communities and adoption by hotels, builders and architects, ability to capture market share, ability to execute on any sales and licensing opportunities, ability to achieve code mandatory status for the SkyPlug, risks arising from mergers and acquisitions, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There is no assurance that any of the Company’s products will become National Electrical Code (NEC)-code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all. There can be no assurance as to any of these matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Media Relations Contacts:

Britney Ouzts/Barbara Goldberg

O’Connell & Goldberg, Inc.

(754) 204-7074/ (954) 294-4677

bouzts@oandgpr.com / bgoldberg@oandgpr.com

Investor Relations Contact:

Lucas A. Zimmerman

MZ North America

(949) 259-4987

SKYX@mzgroup.us

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) June 30, 2023	(Audited) December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$18,085,104	$6,720,543
Restricted cash	2,000,000	—
Accounts receivable	2,481,208	—
Investments, available-for-sale	—	7,373,956
Inventory	4,823,708	1,923,540
Deferred cost of revenues	1,296,181
Prepaid expenses and other assets	55,514	311,618
Total current assets	28,741,715	16,329,657

Other assets:
Furniture and equipment, net	475,510	215,998
Restricted cash	3,611,054	2,741,054
Right of use assets, net	22,618,579	23,045,293
Intangible assets, definite life, net	9,024,550	662,802
Goodwill	15,483,678	—
Other assets	425,282	182,306
Total other assets	51,638,653	26,847,453

Total Assets	$80,380,368	$43,177,110

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$11,547,344	$1,949,823
Notes payable, current	3,003,162	405,931
Operating lease liabilities, current	3,493,519	1,130,624
Royalty obligation	2,638,000	2,638,000
Consideration payable	8,836,591	950,000
Deferred revenues	1,662,815	—
Convertible notes, current	1,300,000	350,000
Total current liabilities	32,481,431	7,424,378

Long term liabilities:
Notes payable	151,511	4,867,004
Operating lease liabilities	21,562,019	22,758,496
Convertible notes, net	5,201,780	—

Total long-term liabilities	26,915,310	27,625,500

Total liabilities	59,396,741	35,049,878

Commitments and Contingent Liabilities:
Redeemable preferred stock - subject to redemption: $0 par value; 20,000,000 shares authorized; none and 880,400 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	220,099

Stockholders’ Equity:
Common stock and additional paid-in-capital: $0 par value, 500,000,000 shares authorized; and 90,660,148 and 82,907,541shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	147,282,469	114,039,638
Accumulated deficit	(126,298,842)	(106,070,358)
Accumulated other comprehensive loss	—	(62,147)
Total stockholders’ equity	20,983,627	7,907,133
Non-controlling interest	—	—
Total equity	20,983,627	7,907,133

Total Liabilities and Stockholders’ Equity	$80,380,368	$43,177,110

SKYX Platforms Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Revenue	$14,984,055	$7,389	14,994,080	14,360
Cost of revenues	(10,288,643)	(6,122)	(10,290,111)	(11,762)
Gross income	4,695,412	1,267	4,703,969	2,598
Selling, general and administrative expenses	16,946,752	4,565,087	24,194,957	16,512,528
Loss from operations	(12,251,340)	(4,563,820)	(19,490,988)	(16,509,930)
Other income / (expense)
Interest expense, net	(1,218,732)	(81,918)	(1,939,353)	(172,421)
Gain on extinguishment of debt	1,201,857	—	1,201,857	178,250

Total other income (expense), net	(16,875)	(81,918)	(737,496)	5,829
Net loss	(12,268,215)	(4,645,738)	(20,228,484)	(16,504,101)
Common stock issued pursuant to antidilutive provisions	—	—	—	4,691,022
Preferred dividends	—	6,644	—	27,876
Non-controlling interest	—	—	—	—
Net loss attributed to common shareholders	$(12,268,215)	$(4,652,382)	(20,228,484)	(21,222,999)
Other comprehensive loss:	4,653	—	62,147	—
Net Comprehensive loss attributed to common stockholders	$(12,263,562)	$(4,652,382)	(20,166,337)	(21,222,999)

Net loss per share - basic and diluted	$(0.14)	$(0.06)	(0.24)	(0.22)

Weighted average number of common shares outstanding during the period – basic and diluted	86,621,015	80,575,955	84,843,914	76,718,462

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(20,228,484)	$(16,504,101)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,031,732	46,988
Gain on forgiveness of debt	(1,201,857)	(178,250)
Amortization of debt discount	520,349	—
Share-based payments	10,638,534	11,194,200
Change in operating assets and liabilities:
Inventory	(1,114,063)	(334,543)
Accounts receivable	40,551	—
Prepaid expenses and other assets	449,358	(979,607)
Deferred charges	186,900	—
Deferred revenues	(266,218)	—
Operating lease liabilities	(199,417)	—
Accretion operating lease liabilities	798,229	—
Other assets	—	(117,234)
Royalty obligation	—	(600,000)
Accounts payable and accrued expenses	2,702,703	1,269,243
Net cash used in operating activities	(6,644,075)	(6,203,304)
Cash flows from investing activities:
Purchase of debt securities	(136,033)	—
Proceeds from disposition of debt securities	7,572,136	—
Acquisition, net of cash acquired	(4,206,200)	—
Purchase of property and equipment	—	(262,748)
Payment of patent costs and other intangibles	—	(82,608)
Net cash provided by (used in) investing activities	3,229,903	(345,356)
Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	7,826,045	23,100,000
Placement costs	(379,772)	(2,556,000)
Proceeds from exercise of options and warrants	—	290,625
Proceeds from line of credit	2,000,000	—
Proceeds from issuance of convertible notes	10,350,000	—
Dividends paid	—	(27,876)
Principal repayments of notes payable	(2,147,900)	(1,664)
Net cash provided by financing activities	17,648,373	20,805,085
Increase in cash, cash equivalents and restricted cash	14,234,201	14,256,425
Cash, cash equivalents, and restricted cash at beginning of period	9,461,957	10,426,249
Cash, cash equivalents and restricted cash at end of period	$23,696,158	$24,682,674
Supplementary disclosure of non-cash financing activities:
Preferred stock conversion to common	$220,099	$2,844,134
Business acquisition:
Assets acquired excluding identifiable intangible assets and goodwill and cash	7,090,094	—
Liabilities assumed and consideration payable	19,439,856	—
Identifiable intangible assets and goodwill, net of cash outlay	19,677,478	—
Fair value of shares issued pursuant to acquisition	7,327,716	—
Debt discount	5,569,978	—
Fair value of shares issued pursuant to antidilutive provisions	—	4,691,022
Fair value of shares issued pursuant to extinguishment of debt	2,040,231	—
Cash paid during the period for:
Interest	$437,995	$281,141

The accompanying notes are an integral part of the unaudited consolidated financial statements.